UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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HASBRO, INC.
(Name of Registrant as Specified in Its Charter)

ALTA FOX OPPORTUNITIES FUND, LP ALTA FOX SPV 3, LP ALTA FOX SPV 3.1, LP ALTA FOX GENPAR, LP ALTA FOX EQUITY, LLC ALTA FOX CAPITAL MANAGEMENT, LLC CONNOR HALEY MARCELO FISCHER
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Alta Fox Opportunities Fund, LP, together with the other participants named herein (collectively, “Alta Fox”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Hasbro, Inc., a Rhode Island corporation (the “Company”).

Item 1: On May 31, 2022, Alta Fox issued the following press release and open letter to shareholders:

Alta Fox Issues Letter to Shareholders Regarding the Need to Elect a Capital Allocation and Disclosure Expert to Hasbro’s 13-Member Board

Highlights Leading Independent Proxy Advisory Firm ISS Acknowledges the “Limited Case for Change” in Hasbro’s Boardroom

Notes ISS’ Report Outlines Hasbro’s Long-Term Issues in Areas Such as Capital Allocation, Disclosures, and Operational and Financial Performance

Reducing Slate to Enable Shareholders to Vote on Alta Fox’s GOLD Proxy Card to Elect Marcelo Fischer and Replace 19-Year Incumbent Director Edward M. Philip

May 31, 2022 07:00 AM Eastern Daylight Time

DALLAS--(BUSINESS WIRE)--Alta Fox Capital Management, LLC (together with its affiliates, “Alta Fox” or “we”), the beneficial owner of approximately 2.6% of the outstanding shares of Hasbro, Inc. (NASDAQ: HAS) (“Hasbro” or the “Company”), today issued the below letter in connection with its campaign to refresh the Company’s Board of Directors (the “Board”) at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”). Following ongoing engagement with fellow shareholders and the report recently released by leading independent proxy advisory firm Institutional Shareholders Services, Inc. (“ISS”), Alta Fox intends to modify its slate to pursue the election of one director candidate – capital allocation and financial disclosure expert Marcelo Fischer – and the removal of long-serving incumbent Edward M. Philip.

Visit www.StrengthenHasbro.com to learn why Mr. Fischer has the right background and skills to help address issues raised by ISS and long-term shareholders of Hasbro.

***

Fellow Shareholders,

Alta Fox is a top 10 shareholder of Hasbro with a long-term investment horizon. Since we initiated a private dialogue with the Board in 2021, we have consistently emphasized that immediate improvements to Hasbro’s capital allocation, corporate structure, financial disclosures and governance, and overall strategy can be the foundation of a turnaround and long-term value creation. Now that we are days away from the Annual Meeting, we want to reinforce the opportunity we – as Hasbro’s true owners – still have at the start of Chris Cocks’ tenure as a first-time Chief Executive Officer:

Improve a dismissive, insular Board that has presided over sustained market share losses and share price underperformance due to failures that include abysmal capital allocation, concerning compensation practices, opaque disclosures and an unsuccessful “Brand Blueprint” strategy.

Unlike Hasbro’s Board, which recently initiated a defensive and reactionary expansion to 13 members, we listen and respond to shareholder feedback. It has become clear to us that many of you strongly support an incremental refresh of the Board at this year’s Annual Meeting. Many of you have informed us that your ideal refreshment includes adding an experienced and independent financial mind that is completely untethered to the current Board’s historical missteps and lapses. That is why we are narrowing the scope of our campaign to pursue the election of capital allocation and disclosure expert Marcelo Fischer and the removal of 19-year incumbent Edward M. Philip at the Annual Meeting. A vote on Alta Fox’s GOLD proxy card will ultimately represent support for the election of just one director candidate: Mr. Fischer.

Mr. Fischer has an undeniably strong record of long-term value creation, understands best-in-class disclosure practices due to his role as Chief Financial Officer of IDT Corporation and would possess an open mind upon entering the boardroom. In the context of considering the election of Mr. Fischer, we ask that you take note of the following:

1.	ISS, the leading independent proxy advisory firm, acknowledges there is a “limited case for change” in Hasbro’s boardroom and formally recommends a “WITHHOLD” on Mr. Philip.[1]
2.	ISS specifically notes “the addition of a nominee with significant capital allocation experience could be beneficial.”[2]
3.	ISS’ report acknowledges many of the barriers to long-term value creation that we have highlighted in recent months.
4.	A number of our fellow shareholders, including long-term institutional holders, have publicly supported boardroom change and expressed concerns about Hasbro’s capital allocation, disclosures and strategy.
5.	Mr. Fischer can be an immediate contributor and insightful resource in the boardroom, whereas Mr. Philip appears to lack fresh perspectives after nearly two decades on the Board.

The election of Mr. Fischer would not only provide Mr. Cocks and his management team another asset for thinking through disclosure, finance and investment decisions, but it would send a message to the current Board – after years of poor results – about its accountability to shareholders. It is the right time for incremental and targeted change at Hasbro, and Mr. Fischer is the right change agent.

WE APPRECIATE THAT ISS ACKNOWLEDGES A “LIMITED CASE FOR CHANGE” AND THE VERACITY OF OUR CAMPAIGN

Although we respect that many of you conduct your own rigorous analysis prior to making voting decisions, we believe there are notable points to consider from ISS’ report. They include the following:

The Alta Fox Campaign

•	“The dissident campaign highlighted some valid concerns, including inadequate disclosures, a questionable track record of capital allocation, the dilutive and expensive eOne acquisition, and lack of refreshment at the board level […]”
•	“HAS' subpar TSR and financial performance for several years through 2019, followed by an expensive, dilutive, and risky acquisition of eOne (which happened to close just before the onset of the Covid-19 pandemic), have likely led to longstanding frustration with the board among many shareholders […]”
•	“[…] the board's defensive expansion to 13 directors during this campaign appears to signal some entrenchment and hesitation to provide weight to the new voices on the board, as well as apparent denial of the company's mixed long-term track record.”

Capital Allocation and Disclosure Issues

•	“The company's disclosure quality requires significant improvement, particularly given the ongoing large investments into three distinct segments.”
•	“Notably, the SEC recognized the deficiency of the company's disclosures and filed a letter to the company on Feb. 27, 2020.”
•	“Additionally, the board should…continue to focus on providing more transparency to shareholders regarding the performance, including return on investment, of the company's key businesses.”
•	“The company's investment decisions and returns on those investments outside of the eOne acquisition are difficult to track, but it appears that many of the brands within the consumer product segment have been struggling despite significant investments that appear to have been much greater than the investments into WOTC.”
•	“If […] the company did in fact invest $4 billion into the consumer products segment over the past five years, its capital allocation track record is far from stellar […]”
•	“The company's statement that it invested over $1 billion into WOTC over the past five years is another example of vague disclosure that gives investors very little context or opportunity to evaluate its investment strategy […] Shareholders are left wondering what is included in the $1 billion; how does it compare to what has been invested in the other segments; and what are the plans for future investments.”

Performance Issues

•	“HAS TSR underperformed that of its peers and the Russell 1000 Consumer Discretionary index in almost all timeframes during the five-, three-, and one-year periods leading up to the acquisition of eOne, which was completed on Dec. 30, 2019.”
•	“The board's attempt to portray recent TSR underperformance and underwhelming financial results as purely a consequence of unfortunate timing of the eOne acquisition and the onset of the Covid-19 pandemic appears to contradict ISS' analysis of TSR and financial results prior to the eOne acquisition.”

It is clear to us that by publishing the aforementioned points and recommending shareholders withhold support for Mr. Philip, ISS’ analysis is aligned with the feedback we have received from fellow shareholders supporting the election of a capital allocation and disclosure expert like Mr. Fischer. The criticisms levied by ISS are ones that Mr. Fischer is uniquely qualified to help address and remedy. Moreover, public disclosures and media reports indicate that sizable shareholders have similar concerns that can be addressed through the appointment of Mr. Fischer.3

It may be instructive to at this time to assess what Mr. Fischer can specifically bring to the Board relative to Mr. Philip. Upon conducting this assessment, we believe the choice between the two should be clear:

Marcelo Fischer Qualifications		Edward M. Philip Qualifications
•	Currently the Chief Financial Officer of IDT Corporation (NYSE: IDT).	•	Has spent nearly 20 years on the Board.
•	During his 15-year tenure as finance chief at IDT Corporation (including all spin-offs), has compounded shareholder value at 25% per year while the S&P 500 has compounded at less than 10% per year.	•	Failed to step down as part of the Board’s recent defensive expansion from 11 to 13 members.
•	Capital allocation expert with a track record of disciplined, focused investments in subsidiaries.	•	Was Chair of Compensation Committee from 2014-2019 and a member since 2010, overseeing Hasbro’s highly questionable executive compensation practices.
•	Proven track record overseeing quality disclosures and investor relations programs.	•	Currently is “over boarded” and holds five other director roles, many of which are at companies that have significantly underperformed.
•	Significant experience evaluating and accomplishing corporate restructurings and transactions.	•	Has never bought shares of Hasbro despite collecting well over $6,000,000 in director compensation during his nearly two-decade tenure.
•	Has purchased 5,788 shares of Hasbro on the open market.

In closing, shareholders can reasonably disagree on what the optimal path to long-term value creation is for Hasbro. However, Alta Fox believes all stakeholders that objectively examine the capital allocation and disclosure history of the Company can agree that Mr. Fischer is the right new director at the right time. His track record of implementing disclosure best practices, exhibiting sound financial judgement and presiding over years of strong shareholder returns speaks for itself, especially when compared to what Mr. Philip offers as he nears the beginning of his third decade of Board service.

We thank you in advance for your consideration and willingness to evaluate Mr. Fischer as a long-overdue replacement for Mr. Philip at this year’s Annual Meeting. To contact us or to speak with Mr. Fischer, please visit www.StrengthenHasbro.com.

Sincerely,

Connor Haley
Managing Partner
Alta Fox Capital Management, LLC

About Alta Fox

Founded in 2018 by Connor Haley, Alta Fox is a Texas-based alternative asset management firm that employs a long-term focused investment strategy to pursue exceptional risk-adjusted returns for a diverse group of institutions and qualified individual clients. Alta Fox focuses on identifying often overlooked and under-the-radar opportunities across asset classes, market capitalization ranges and sectors. Learn more by visiting www.AltaFoxCapital.com.

______________________________
1 Permission to quote ISS’ report in this open letter was neither sought nor obtained. Emphasis added by Alta Fox.
2 Permission to quote ISS’ report in this open letter was neither sought nor obtained. Emphasis added by Alta Fox.
3 Reuters, “Hasbro shareholders push toymaker to settle with Alta Fox, refresh board,” May 10, 2022 (link) and The Wall Street Journal, “Activist Investor Ancora Has 1% Hasbro Stake,” May 2, 2022 (link).

Contacts

For Investors:

Okapi Partners
Mark Harnett, 646-556-9350
mharnett@okapipartners.com

For Media:

Longacre Square Partners
Greg Marose / Miller Winston, 646-386-0091
gmarose@longacresquare.com / mwinston@longacresquare.com

Item 2: Also on May 31, 2022, Alta Fox uploaded the following materials to www.strengthenhasbro.com: